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Exhibit 3.44

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 05/24/2000 001265253-3234114

CERTIFICATE OF INCORPORATION

OF

TITAN WIRELESS AFRIPA HOLDING, INC.

Article 1.    NAME

        The name of this corporation is Titan Wireless Afripa Holding, Inc. (the "Corporation").

Article 2.    REGISTERED OFFICE AND AGENT

        The registered office of the Corporation shall be located at 1013 Centre Road, Wilmington, Delaware 19805 in the County of New Castle. The registered agent of the Corporation at such address shall be Corporation Service Company.

Article 3.    PURPOSE AND POWERS

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4.    CAPITAL STOCK

        The total number of shares of all classes of stock that the Corporation shall have the authority to issue is ten million (10,000,000) shares of common stock, all of one class, having a par value of $.01 per share (the "Common Stock").

Article 5.    INCORPORATOR

        The name and mailing address of the incorporator (the "Incorporator") is Anjili Soni, Hogan & Hartson L.L.P., 555 13th St, N.W., Washington, D.C. 20004. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

Article 6.    BOARD OF DIRECTORS

        6.1.    Initial Directors; Number; Election

          The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:

NAME	MAILING ADDRESS
ERIC DEMARCO	3033 Science Park Road San Diego, CA 92121
HERBERT L. BRADLEY	3033 Science Park Road San Diego, CA 92121

          The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of

  Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

        6.2.    Management of Business and Affairs of the Corporation

          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        6.3.    Limitation of Liability

          No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 6.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 7.    AMENDMENT OF BYLAWS

        In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 8.    RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

        The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

        IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts herein above stated are truly set forth, and accordingly executes this Certificate of Incorporation this 24th day of May, 2000.

/s/ ANJILI SONI Anjili Soni

ORIGINAL

TITAN WIRELESS AFRIPA HOLDING, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

        Titan Wireless Afripa Holding, Inc., a corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware (the "Corporation"), does hereby certify that:

        FIRST:    The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Laws of the State of Delaware and has been unanimously consented to in writing by the Board of Directors of the Corporation in accordance with Section 141(f) of the General Corporation Law of the State of Delaware.

        SECOND:    ARTICLE FOUR of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

    "The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Twenty Million (20,000,000) shares of common stock, all of one class, having a par value $.01 per share (the "Common Stock)."

        IN WITNESS WHEREOF, Titan Wireless Afripa Holding, Inc. has caused this Certificate of Amendment to be executed by Herbert L. Bradley, its President, on this 8th day of September 2000.

TITAN WIRELESS AFRIPA HOLDING, INC.

/s/ HERBERT L. BRADLEY Herbert L. Bradley President
STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:15 AM 10/04/2000 001501398-3234114

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  Exhibit 3.44
CERTIFICATE OF INCORPORATION OF TITAN WIRELESS AFRIPA HOLDING, INC.
TITAN WIRELESS AFRIPA HOLDING, INC. CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION